As filed with the Securities and Exchange Commission on November 14, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT Under The Securities Act of 1933
OPTIMARK HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	22-3730995 (I.R.S. Employer Identification Number)

10 Exchange Place, 24th Floor Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

OptiMark Holdings, Inc. 2001 Series F Preferred Stock Plan (Full title of the Plan)

Neil G. Cohen
Secretary
OPTIMARK HOLDINGS, INC.
10 Exchange Place, 24th Floor
Jersey City, New Jersey 07302
(Name and address of agent for service)

(201) 536-7000
(Telephone number, including area code of agent for service)

Copy to: Evan S. Seideman Cummings & Lockwood P.O. Box 120 Four Stamford Plaza Stamford, Connecticut 06904-0120

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Series F Preferred Stock, par value $.01, and Options to Purchase Series F Preferred Stock	7,400,000	$ 0.10(2)	$ 740,000(2)	$185

(1)

This Registration Statement shall also cover any additional shares of Company’s Series F Preferred Stock that become issuable under the Company’s Series F Preferred Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the Company’s outstanding shares of Series F Preferred Stock.

(2)

Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee, based upon the bona fide estimate of the price at which the options to purchase Series F Preferred Stock may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

              This registration statement relates to the offer and sale by OptiMark Holdings, Inc., a Delaware corporation (the “Company”), of up to 7,400,000 shares of its Series F Preferred Stock, par value $.01 per share (the “Series F Preferred Stock”), that may be awarded pursuant to the OptiMark Holdings, Inc. 2001 Series F Preferred Stock Plan (the “Plan”). The documents containing the information concerning the Plan specified in Item 1 of the Form S-8 registration statement under the Securities Act of 1933, as amended (the “Securities Act”) are not being filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 registration statement but will be sent or given to participants in the Plan in accordance with Rule 428(b) of the Securities Act. Such documents are not filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

              The following documents filed by the Company with the SEC are hereby incorporated into this Registration Statement by reference:

1. The Company’s Registration Statement on Form 10/A-1 (No. 000-30527);

2. The Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2000;

3. The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

4. The Company’s Current Reports on Form 8-K dated July 12, 2001 and July 13, 2001.

              All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

              Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

              To the extent that independent public accountants audit and report on financial statements of the Company issued at future dates, and consent to the use of their reports thereon, such financial statements shall also be incorporated by reference in this Registration Statement in reliance upon their reports and their authority as experts in accounting and auditing.

Item 4.	Description of Securities

              Pursuant to the certificate of designations of the Series F Preferred Stock of the Company filed with the Delaware Secretary of State on June 28, 2001, there has been authorized 7,400,000 shares of preferred stock of the Company, designated as “Series F Preferred Stock” having the following rights and preferences:

                         (a)         Dividend Rights.   So long as any shares of the Company’s Series E Cumulative Preferred Stock $.01 par value, or any other class or series of capital stock of the Company that has a priority or preference over the Series F Preferred Stock in the payment of dividends or in the distribution of assets or any liquidation, dissolution or winding up of the Company (collectively, “Senior Stock”), remains outstanding, then no dividend shall be paid or declared and no distribution made on any share of Series F Preferred Stock unless and until all accrued dividends on all outstanding shares of Senior Stock have been paid in full. Subject to the foregoing, dividends payable in cash, stock or otherwise as may be determined by the Board of Directors may be declared and paid on any shares of Series F Preferred Stock from time to time out of any funds legally available therefor.

                         (b)         Voting Rights.   Holders of Series F Preferred Stock shall be entitled to one vote per share and shall, subject to any separate voting rights as a class under the Delaware General Corporation Law, as amended, vote together with the holders of the Common Stock, par value $0.01 per share (the “Common Stock”) of the Company (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote.

                         (c)         Liquidation Rights.   Subject to the rights of holders of any shares of Senior Stock, in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company or any merger or consolidation of the Company or its subsidiaries or sale of substantially all of the Company’s assets, holders of Series F Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any shares of Common Stock, Series A Convertible Participating Preferred Stock, $.01 par value, Series B Convertible Participating Preferred Stock, $.01 par value, Series C Convertible Participating Preferred Stock, $.01 par value, Series D Convertible Participating Preferred Stock, $.01 par value or any other class or series of stock of the Company hereafter authorized over which the Series F Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company (collectively, “Junior Stock”) (in the case of a liquidation, dissolution or winding up of the Company) or concurrently with consummation of the transaction constituting a Deemed Liquidation Event (as defined in the certificate of designations for the Series F Preferred Stock), to receive in full an amount equal to the sum of: (i) the quotient equal to 20% of the cash and fair market value of any distributed property or other consideration received by the Company for distribution to holders of its capital stock (the “Distributable Amount”) in excess of $30,000,000 up to and including $300,000,000, divided by 7,400,000, and (ii) the quotient equal to 14% of the Distributable Amount in excess of $300,000,000 divided by 7,400,000.

                             After the Company’s full payment of all amounts payable to the holders of shares of Senior Stock, if the assets of the Company are not sufficient to pay the full liquidation amount due to all holders of the Series F Preferred Stock, the entire amount of assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series F Preferred Stock and the holders of any other class or series of stock of the Company that ranks on a parity with the Series F Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company (collectively, “Parity Stock”) in proportion to the preferential amount each such holder is otherwise entitled to receive. Only after the full liquidation amount is paid to holders of Series F Preferred Stock and Parity Stock shall the holders of Junior Stock be entitled to receive remaining assets of the Company according to their respective rights and preferences.

                         (d)         Other Rights.   The shares of Series F Preferred Stock have no other voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as describe herein or in the Company’s certificate of incorporation.

Item 5.	Interests of Named Experts and Counsel

              Not applicable.

Item 6.	Indemnification of Directors and Officers

              Section 145 of the Delaware General Corporation (the “DGCL”) grants corporations the power to indemnify their directors, officers, employees and agents.

              The Company’s bylaws and certificate of incorporation, as amended, provide that it will indemnify any person who was or is a party or is threatened to be made a party to any proceeding, because he was a director or officer, or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another enterprise. The indemnity covers expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred in connection with the proceeding, to the fullest extent permitted by the DGCL. The indemnity is payable only if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any of the Company’s other employees or agents may be indemnified to the maximum extent permitted by law as authorized by the board of directors. The Company’s bylaws provide that this indemnification is not exclusive of other rights to which these persons may be entitled.

              The Company’s certificate of incorporation, as amended, also contains provisions eliminating a director’s liability for monetary damages for breaches of fiduciary duty as a director, except for liability:

—	for any breach of the director’s duty of loyalty to the Company or its stockholders,

—	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

—	in respect of certain unlawful dividend payments or stock redemptions or repurchases, or

—	for any transaction from which the director derived an improper personal benefit.

              The Company’s certificate of incorporation, as amended, also provides that it will have the power to maintain insurance covering the Company’s directors, officers and employees against any liability or loss whether or not the Company could indemnify them against the liability or loss under Delaware law. The Company currently maintain directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed

              Not applicable.

Item 8.	Exhibits

Exhibit 4(a)	The Company’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (Registration No. 00030527))

Exhibit 4(b)	The Company’s By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10/A-1 (Registration No. 000-30527))

Exhibit 5	Opinion of Cummings & Lockwood

Exhibit 23(a)	Consent of Deloitte & Touche LLP

Exhibit 23(b)	Consent of Cummings & Lockwood (included in Exhibit 5)

Exhibit 24	Power of Attorney

Exhibit 99(a)	The OptiMark Holdings, Inc. 2001 Series F Preferred Stock Plan

Item 9.	Undertakings

              (a)         The Company hereby undertakes:

                            (1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                           (i)         To include any prospectus required by section 10(a)(3) of the Securities Act;

                                           (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                           (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                            (2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b)         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on November 13, 2001.

OptiMark Holdings, Inc.

By:	/s/ Robert J. Warshaw Chief Executive Officer and Director

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Lupien	Chairman of the Board	November 13, 2001

/s/ Robert J. Warshaw	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	November 13, 2001

/s/ Phillip J. Riese	Director	November 13, 2001

/s/ Ronald D. Fisher	Director	November 13, 2001

EXHIBIT INDEX

Exhibit Number

4(a)*	The Company’s Certificate of Incorporation, as amended

4(b)**	The Company’s By-Laws

5	Opinion of Cummings & Lockwood

23(a)	Consent of Deloitte & Touche LLP

23(b)	Consent of Cummings & Lockwood (included in the Opinion filed as Exhibit 5)

99(a)	The OptiMark Holdings, Inc. 2001 Series F Preferred Stock Plan

*	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (Registration No. 000-30527) and incorporated by reference thereto.

**	Previously filed as an exhibit to the Company’s Registration Statement on Form 10/A-1 (Registration No. 000-30527) and incorporated by reference thereto.